EXHIBIT 11


                         Earnings Per Share Computations
                                Five Years Ended
                                   (Unaudited)


                                 February 23,          February 25,        February 26,          February 27,         February 28,
                                     1997                  1996                1995                  1994                  1993
                                 ------------         ------------         ------------         ------------         ------------
PRIMARY EPS:

Net income (loss)                $(62,278,035)        $ (1,866,114)        $    571,918         $  3,137,556         $(47,295,592)
Accretion of discount and
  dividends on preferred
  stocks                              740,679            1,039,802            1,688,019            1,453,511                 --
                                 ------------         ------------         ------------         ------------         ------------
Income (loss)
  attributable to
  common stockholders            $(63,018,714)        $ (2,905,916)        $ (1,116,101)        $  1,684,047         $(47,295,592)
                                 ============         ============         ============         ============         ============

Weighted average common
  shares outstanding               25,504,218           23,769,323           23,433,173           21,205,949           12,450,290
Weighted shares issued
  from exercise and
  assumed exercise of:
    warrants                             --                   --                   --                   --                   --
    options                              --                   --                   --                   --                   --
                                 ------------         ------------         ------------         ------------         ------------
Shares for EPS
  calculation                      25,504,218           23,769,323           23,433,173           21,205,949           12,450,290
                                 ============         ============         ============         ============         ============

REPORTED EPS:

Income (loss) before
  accretion of discount
  and dividends on
  preferred stocks               $      (2.44)        $      (0.08)        $       0.02         $       0.15         $      (3.80)
Accretion of discount and
  dividends on preferred
  stocks                                (0.03)               (0.04)               (0.07)               (0.07)                --
                                 ------------         ------------         ------------         ------------         ------------
Income (loss)
  per common share               $      (2.47)        $      (0.12)        $      (0.05)        $       0.08         $      (3.80)
                                 ============         ============         ============         ============         ============



Fully Diluted EPS:

For the five years presented in this exhibit, there is no dilution from Primary EPS.



This exhibit should be reviewed in conjunction with Note 2 of Notes to Consolidated Financial Statements.